Exhibit 99.1

Robert L. Dumont joins International Gold Resources, Inc. as President and Chief Executive Officer.

Denver, CO, January 7, 2008 (BUSINESS WIRE) – International Gold Resources, Inc. (IGRU News; Pink Sheets) announced today that Robert L. Dumont has joined the Company as President and Chief Executive Officer and as a member of the Board of Directors.  Tim B. Acton will become Chief Operating Officer and David H. Francisco will remain non-executive Chairman of the Board.

Mr. Dumont joins International Gold from Atlas Mining Company where he was President and Chief Executive Officer.  Prior to that, Mr. Dumont was Executive Vice President, Business Strategies and Development and acting Chief Financial Officer at General Moly Inc. where he was instrumental in raising more than $70 million for the acquisition and development of General Moly’s two world-class Molybdenum projects in Nevada.

Dave Francisco said, “We are extremely pleased to have Bob Dumont join International Gold.  Bob’s finance and corporate development experience will serve International Gold well as we continue to implement our strategic plan.  Tim Acton, who has served as Chief Executive Officer of the Company since April 2007, and Mike Michels, IGR’s Vice President of Brazilian Operations, have done an outstanding job of completing independent due diligence of our portfolio of properties, implementing on the ground exploration efforts at our priority targets in Brazil and the Yukon, and hiring experienced management and consulting expertise for the Company.  Tim’s efforts and those of our other executives and consultants have positioned the company for its next phase of growth and development.  IGR has an excellent portfolio of exploration projects and Bob Dumont will further complement our strong management team with his financial background and experience.  We look forward to Bob’s leadership and his contributions toward the creation of shareholder value.”

Mr. Dumont added, “International Gold represents the type of challenge and opportunity that fits my skills and background.  I already have a significant personal investment in International Gold.  Given my recent experience with General Moly, I am particularly excited by the potential of International Gold’s Cupixi manganese project.  While the project is still in the early exploration phase, surface sampling results and our independent geologic consultant suggest there may be a significant deposit of manganese oxide at Cupixi.  We also continue to see strong physical manganese and steel markets and significant investment appetite for base metal projects.  In addition to the Cupixi project, International Gold has more than 500,000 acres of land in some of the world’s most prospective gold belts.  I very much look forward to working with the IGR team and Board of Directors to optimize and advance the company’s asset portfolio.”

Additional Information About Mr. Dumont

Until November 2007, Mr. Dumont was President and Chief Executive Officer of Atlas Mining Company.  From January 2005 to July 2007, Mr. Dumont was Executive Vice President, Business Strategies and Development and acting Chief Financial Officer at General Moly Inc.  From 1998 to 2002, Mr. Dumont was the managing partner of Atmos Management Group which specializes in strategic and financial business management.  From 1996 to 1998, Mr. Dumont was the managing partner of Dumont Partners, a private investment partnership, based in Greenwich, Connecticut.  From 1992 to 1996, Mr. Dumont was an equity portfolio manager for Morgens, Waterfall, Vintiadis & Company, Inc., a private investment partnership based in New York.  From 1988 to 1992, Mr. Dumont was head of strategic investments for Whitehead Associates, a private investment group focused on public and private investments, based in Greenwich, Connecticut.  Prior to Whitehead Associates, Bob was employed as senior equity portfolio manager for the Selzer Group, New York, a merchant banking firm.  Prior to Selzer, Mr. Dumont served as minerals and economic analyst for Chase Manhattan Bank in New York.  Mr. Dumont holds a BS in Mining Engineering from the University of Idaho.

About International Gold Resources, Inc.

The vision of International Gold Resources, Inc. is to maximize shareholder value by becoming recognized as one of the premier early stage gold exploration and development companies in the world.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended.  The former Chief Executive Officer’s job performance is no guarantee that the Company will be successful in its future endeavors, and there is no guarantee that the new Chief Executive Officer’s education and experience will produce future success for the Company.  Moreover, the Company’s views on its Cupixi project and the markets for manganese, steel, and other base metals could prove to be incorrect.  Additional factors that also could cause actual results to differ materially from these forward-looking statements include, among others: the uncertainty of operating in foreign countries; the volatility of mineral prices; potential operating risks of mining, development and exploration; the uncertainty of estimates of mineralized material and deposits; environmental and governmental regulations; availability of financing; governmental proceedings and approvals; force majeure events; geopolitical risk;  and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission.  Such factors are beyond the Company’s ability to control or predict.

For further information, please contact:  Mr. Lyle Durham (Vice President – Investor Relations):  425-844-2535 and 1-800-480-9008 (U.S. only).

Website:  http://www.intlgold.com